Exhibit 99.1

Citizens Financial Group, Inc. Reports First Quarter Net Income of $223 Million

Diluted EPS of $0.41 up 8% vs. 1Q15

Positive operating leverage of 3% on a year-over-year Adjusted basis*

Good traction continues on strategic growth and efficiency initiatives

Increased quarterly common stock dividend 20 percent to $0.12 per share

PROVIDENCE, RI (April 21, 2016) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported first quarter net income of $223 million, or $0.41 per diluted common share, up 7% and 8%, respectively, from $209 million and $0.38 per diluted common share in first quarter 2015. First quarter 2016 net income increased 1% from $221 million in fourth quarter 2015 and diluted earnings per common share decreased $0.01 from $0.42 in fourth quarter 2015. First quarter 2016 net income was reduced by $7 million, or $0.01 per share, related to preferred stock dividends, which were not incurred in fourth quarter 2015 or first quarter 2015. There were no net restructuring charges and special items in first quarter 2016 and fourth quarter 2015 compared with a first quarter 2015 $0.01 per diluted common share reduction related to net restructuring charges and special items.

Citizens also announced that its board of directors declared a quarterly common stock dividend of $0.12 per common share, an increase of two cents, or twenty percent. The dividend is payable on May 18, 2016, to shareholders of record at the close of business on May 4, 2016.

Chairman and Chief Executive Officer Bruce Van Saun commented, “Our first quarter results reflect solid momentum, highlighted by three percent positive operating leverage on a year-over-year basis. We are pleased to announce a twenty percent increase in the quarterly dividend, in keeping with our goal of returning capital to our shareholders. As we look forward, we remain focused on delivering a differentiated customer experience and on executing our strategic initiatives to further enhance shareholder value.”

First quarter 2016 results include the transfer of $373 million of consumer real estate secured loans classified as troubled debt restructurings (“TDRs”) to loans held for sale. This transaction positively impacts credit quality and is expected to deliver a gain upon completion of the sale targeted for the late second or early third quarter of 2016.

Return on Average Tangible Common Equity* (“ROTCE”) was 6.6% in first quarter 2016 compared to 6.7% in fourth quarter 2015 and 6.5% in first quarter 2015.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. Where there is a reference to an “Adjusted” result in a paragraph, all measures that follow that “Adjusted” result are also “Adjusted” and exclude restructuring charges and special items as applicable.

Citizens Financial Group, Inc.

First Quarter 2016 vs. Fourth Quarter 2015

Key Highlights

•	First quarter highlights included a 9 basis point improvement in net interest margin to 2.86%, 2% average loan growth and flat expense levels with an efficiency ratio of 66%.

Results

•	Total revenue of $1.23 billion up slightly vs. 4Q15 despite seasonality and card reward accounting change.

•	Net interest income of $904 million was up $34 million, or 4%, reflecting the benefit of higher interest rates, commercial and retail average loan growth and stable deposit costs.

•	Net interest margin of 2.86% improved 9 basis points reflecting the benefit from higher interest rates, along with improved loan mix and stable deposit costs.

•	Noninterest income of $330 million decreased $32 million, largely as seasonally lower service charges and card fees and the $7 million impact of the card reward accounting change more than offset higher capital markets fees.

•	Noninterest expense of $811 million remained stable as the impact of seasonally higher payroll taxes was largely offset by lower outside services costs and the benefit of the card reward accounting change.

•	Efficiency ratio* of 66% was flat compared with 66% in fourth quarter 2015.

•	Provision for credit losses of $91 million was stable as the impact of higher commercial charge-offs and reserve build, predominantly in the oil and gas portfolio, was largely offset by a reduction in retail credit costs.

Balance Sheet

•	Average interest earning assets increased $2.0 billion, or 2%, driven by strong loan growth.

•	Average deposits increased $613 million, or 1%.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases were flat, as higher oil and gas and nonperforming loans were partially offset by the TDR held-for-sale designation and improvement in retail credit. Allowance coverage of loans and NPLs in first quarter 2016 was broadly stable versus fourth quarter 2015.

•	Capital strength remained robust with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.6%.

•	Completed $125 million subordinated notes repurchase as part of ongoing balance sheet optimization efforts.

Citizens Financial Group, Inc.

First Quarter 2016 vs. First Quarter 2015

Key Highlights

•	First quarter highlights include 4% revenue growth, led by 7% average loan and deposit growth and a 9 basis point improvement in net interest margin, flat noninterest expense levels and operating leverage of 3% on an Adjusted* basis.

Results

•	Total revenue of $1.23 billion, up $51 million, or 4%.

•	Net interest income of $904 million increased by $68 million, or 8%.

•	Net interest margin of 2.86% improved 9 basis points due to the benefit from higher interest rates, along with improved loan mix.

•	Noninterest income decreased $17 million, largely reflecting lower mortgage banking fees given a material gain in 2015, and the $7 million card reward accounting change impact.

•	Noninterest expense of $811 million remained relatively stable as a slight increase in salaries and employee benefits and higher outsourcing costs and equipment expense were partially offset by the card reward accounting change impact. Reported results reflect a $10 million reduction in restructuring charges and special items.

•	ROTCE* of 6.6% improved 8 basis points. Preferred stock dividend impact of 21 basis points.

•	Average total assets increased by $5.5 billion, or 4%, reflecting 7% loan growth.

•	Tangible book value per share* increased 5%.

Update on Plan Execution

•	Continued progress on initiatives to drive growth and enhance efficiency:

•	Consumer Banking – New customer checking account households up 1% from first quarter 2015 with growth of 5% in deposits and 6% in service charges.

•	Commercial Banking – Continued momentum with 9% loan growth from first quarter 2015 with strength in Commercial Real Estate, Corporate Finance, Mid-corporate and Industry Verticals and Franchise Finance; Treasury Solutions fee income up 20% from first quarter 2015.

•	Incremental revenue and efficiency initiatives are tracking as planned.

•	Balance sheet optimization initiatives to improve low-cost core deposit growth and to improve loan portfolio mix of higher-return categories is progressing well.

•	TOP II initiatives are performing well, as we remain on track to deliver $90 - $115 million of pre-tax benefit in 2016.

Citizens Financial Group, Inc.

Earnings highlights				1Q16 change from
($s in millions, except per share data)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Earnings
Net interest income	$904	$870	$836	$34		4%	$68		8%
Noninterest income	330	362	347	(32)		(9)	(17)		(5)
Total revenue	1,234	1,232	1,183	2		—	51		4
Noninterest expense	811	810	810	1		—	1		—
Pre-provision profit	423	422	373	1		—	50		13
Provision for credit losses	91	91	58	—		—	33		57

Net income	223	221	209	2		1	14		7
Net income available to common shareholders	216	221	209	(5)		(2)	7		3
After-tax restructuring charges and special items *	$—	$—	$6	$—		—%	$(6)		(100)%

Net income available to common shareholders
excluding restructuring charges and special items *	$216	$221	$215	$(5)		(2)%	$1		—%

Average common shares outstanding
Basic (in millions)	528.1	527.6	546.3	0.4		—%	(18.2)		(3)%
Diluted (in millions)	530.4	530.3	549.8	0.2		—%	(19.4)		(4)%
Diluted earnings per share	$0.41	$0.42	$0.38	$(0.01)		(2)%	$0.03		8%
Diluted earnings per share, excluding restructuring charges and special items *	$0.41	$0.42	$0.39	$(0.01)		(2)%	$0.02		5%

Financial ratios
Net interest margin	2.86%	2.77%	2.77%	9	bps		9	bps
Noninterest income as a % of total revenue	26.7	29.4	29.3	(264	) bps		(259	) bps
Effective income tax rate	32.9	33.4	33.7	(58	) bps		(81	) bps
Efficiency ratio *	66	66	68	(10	) bps		(283	) bps
Efficiency ratio, excluding restructuring charges and special items *	66	66	68	(10	) bps		(199	) bps
Return on average tangible common equity *	6.6	6.7	6.5	(14	) bps		8	bps
Return on average tangible common equity, excluding restructuring charges and special items *	6.6	6.7	6.7	(14	) bps		(12	) bps
Return on average common equity	4.5	4.5	4.4	(6	) bps		9	bps
Return on average total assets	0.6	0.6	0.6	1	bps		2	bps
Return on average total tangible assets *	0.7%	0.7%	0.7%	1	bps		1	bps

Capital adequacy (1)(2)
Common equity tier 1 capital ratio	11.6%	11.7%	12.2%
Total capital ratio	15.1	15.3	15.5
Tier 1 leverage ratio	10.4%	10.5%	10.5%

Asset quality (2)
Total nonperforming loans and leases as a % of total loans and leases	1.07%	1.07%	1.20%	—	bps		(13	) bps
Allowance for loan and lease losses as a % of loans and leases	1.21	1.23	1.27	(2	) bps		(6	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	113	115	106	(121	) bps		768	bps
Net charge-offs as a % of average loans and leases	0.33%	0.31%	0.23%	2	bps		10	bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

First quarter 2016 pre-provision profit of $423 million and net income of $223 million compare with fourth quarter 2015 pre-provision profit of $422 million and net income of $221 million. Both quarters included no net restructuring charges or special items. First quarter 2015 results were reduced by a net $10 million, or $6 million after-tax, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separating from The Royal Bank of Scotland Group plc (“RBS”). First quarter 2015 references to Adjusted* results below exclude the impact of restructuring charges and special items.

Restructuring charges and special items				1Q16 change from
($s in millions, except per share data)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Pre-tax restructuring charges and special items	—	—	10	—	NM	(10)	NM

After-tax restructuring charges and special items	—	—	6	—	NM	(6)	NM

Diluted EPS impact	$—	$—	$0.01	$—	NM	$(0.01)	NM

Adjusted results*				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Net interest income	$904	$870	$836	$34	4%	$68	8%
Noninterest income	330	362	347	(32)	(9)	(17)	(5)

Total revenue	1,234	1,232	1,183	2	—	51	4
Adjusted noninterest expense *	811	810	800	1	—	11	1

Adjusted pre-provision profit *	423	422	383	1	—	40	10
Provision for credit losses	91	91	58	—	—	33	57

Adjusted pretax income *	332	331	325	1	—	7	2
Adjusted income tax expense *	109	110	110	(1)	(1)	(1)	(1)

Adjusted net income *	$223	$221	$215	$2	1	$8	4
Preferred dividend	7	—	—	7	—	7	—

Adjusted net income available to common shareholders*	216	221	215	(5)	(2)	1	—
Adjusted diluted earnings per share*	$0.41	$0.42	$0.39	$(0.01)	(2)%	$0.02	5%

Pre-provision profit of $423 million remained relatively stable with fourth quarter 2015 as a $2 million increase in total revenue was partially offset by a slight increase in noninterest expense. First quarter 2016 net income of $223 million was up 1% from fourth quarter 2015 as revenue growth and a decrease in the effective tax rate were partially offset by modestly higher noninterest expense.

Pre-provision profit increased $40 million, or 10%, from Adjusted* first quarter 2015 levels, as a $51 million increase in total revenue was partially offset by an $11 million increase in Adjusted noninterest expense. Compared to Adjusted first quarter 2015 results, net income increased $8 million, or 4%, as the growth in pre-provision profit was partially offset by a $33 million increase in provision from first quarter 2015 levels, which reflected unusually high commercial loan recoveries. Adjusted diluted earnings per share were up 5% reflecting net income growth and a 4% reduction in share count, as well as the impact of the preferred dividend.

Citizens Financial Group, Inc.

Net interest income				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$872	$832	$782	$40		5%	$90		12%
Investment securities	145	153	159	(8)		(5)	(14)		(9)
Interest-bearing deposits in banks	2	1	1	1		100	1		100

Total interest income	$1,019	$986	$942	$33		3%	$77		8%

Interest expense:
Deposits	$60	$60	$52	$—		—%	$8		15%
Federal funds purchased and securities sold under agreements to repurchase	1	3	7	(2)		(67)	(6)		(86)
Other short-term borrowed funds	11	16	15	(5)		(31)	(4)		(27)
Long-term borrowed funds	43	37	32	6		16	11		34

Total interest expense	$115	$116	$106	$(1)		(1)%	$9		8%

Net interest income	$904	$870	$836	$34		4%	$68		8%

Net interest margin	2.86%	2.77%	2.77%	9	bps		9	bps

Net interest income of $904 million in first quarter 2016 increased $34 million from fourth quarter 2015, driven by a 2% increase in average loans and a nine basis point improvement in net interest margin, partially offset by lower day count. Net interest margin of 2.86% in first quarter 2016 increased nine basis points from 2.77% in fourth quarter 2015, reflecting an improvement in loan yields from higher rates and a shift in mix toward higher-yielding categories, and lower pay-fixed swap costs, partially offset by a decrease in Federal Reserve Bank (“FRB”) stock dividend and higher borrowing costs.

Compared to first quarter 2015, net interest income increased $68 million, or 8%, reflecting 7% average loan growth and a nine basis point improvement in net interest margin. Compared to first quarter 2015, net interest margin increased nine basis points, driven by improved loan yields from higher interest rates and continued improvement in loan mix. Results also reflected the benefit of modest balance sheet deleveraging and a reduction related to the FRB stock dividend decrease and higher funding costs.

Citizens Financial Group, Inc.

Noninterest Income				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Service charges and fees	$144	$156	$135	$(12)	(8)%	$9	7%
Card fees	50	60	52	(10)	(17)	(2)	(4)
Trust and investment services fees	37	39	36	(2)	(5)	1	3
Mortgage banking fees	18	20	33	(2)	(10)	(15)	(45)
Capital markets fees	22	15	22	7	47	—	—
Foreign exchange and letter of credit fees	21	23	23	(2)	(9)	(2)	(9)
Securities gains, net	9	10	8	(1)	(10)	1	13
Other income[1]	29	39	38	(10)	(26)	(9)	(24)

Noninterest income	$330	$362	$347	$(32)	(9)%	$(17)	(5)%

[1]	Other income includes bank owned life insurance and other income.

Noninterest income of $330 million decreased $32 million, or 9%, from fourth quarter 2015 driven by seasonally lower service charges and fees, lower card fees which included a $7 million card reward accounting change, and lower other income, partially offset by higher capital markets fees. Trust and investment services fees declined $2 million, reflecting the impact of market volatility and lower sales. Mortgage banking fees decreased $2 million as a decrease in mortgage servicing rights valuation and lower origination volume was partially offset by higher sale gains and spreads and higher application volumes. Capital markets fees increased $7 million, rebounding somewhat from the weak fourth quarter market conditions. Foreign exchange and letter of credit fees were down $2 million in part due to a continued decline in U.S. imports. Other income decreased $10 million, largely reflecting lower interest rate product and leasing income.

Compared to first quarter 2015, noninterest income decreased $17 million, or 5%. Excluding the $7 million impact of the card reward accounting change, noninterest income decreased by 3%. Lower mortgage banking fees, other income, card and foreign exchange fees were partially offset by an increase in service charges and fees and trust and investment services fees. Service charges and fees increased $9 million driven by consumer checking account growth and an increase in commercial cash management and commitment fees. Card fees increased by $5 million on an underlying basis. Trust and investment services fees were relatively stable. Mortgage banking income decreased $15 million from first quarter 2015 levels, which included a sizable sale gain, reflecting the impact of a decrease in mortgage servicing rights valuation and a lower level of conforming applications. Other income declined $9 million, reflecting lower leasing income partially offset by higher interest rate product income.

Citizens Financial Group, Inc.

Noninterest expense				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Salaries and employee benefits	$425	$402	$419	$23	6%	$6	1%
Outside services	91	104	79	(13)	(13)	12	15
Occupancy	76	74	80	2	3	(4)	(5)
Equipment expense	65	67	63	(2)	(3)	2	3
Amortization of software	39	38	36	1	3	3	8
Other operating expense	115	125	133	(10)	(8)	(18)	(14)

Total noninterest expense	$811	$810	$810	$1	—%	$1	—%
Restructuring charges and special items	—	—	10	—	—%	(10)	(100)%

Total noninterest expense, excluding restructuring charges and special items*	$811	$810	$800	$1	—%	$11	1%

Noninterest expense of $811 million in first quarter 2016 remained relatively stable compared to fourth quarter 2015. Seasonally higher salaries and employee benefits, reflecting higher payroll taxes and incentives expense, as well as higher occupancy expense were partially offset by lower outside services expense and other expense which included a $7 million benefit tied to the card reward accounting change.

Compared with first quarter 2015, noninterest expense remained stable as a $10 million decrease in restructuring charges and special items and other expense was offset by increases in outside services, salaries and employee benefits, amortization and equipment expense. Compared with first quarter 2015 Adjusted* results, noninterest expense increased $11 million as higher outside services, salary and employee benefits expense, and amortization and equipment expense were partially offset by lower other expense which reflected the card reward accounting change, and lower occupancy expense.

The effective tax rate decreased to 32.9% in first quarter 2016 compared to 33.4% in fourth quarter 2015 and 33.7% in first quarter 2015.

Consolidated balance sheet review(1)				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Total assets	$140,077	$138,208	$136,535	$1,869		1%	$3,542		3%
Loans and leases and loans held for sale	101,742	99,407	94,870	2,335		2	6,872		7
Deposits	102,606	102,539	98,990	67		—	3,616		4
Average interest-earning assets (quarterly)	126,165	124,201	121,342	1,964		2	4,823		4
Stockholders’ equity	19,965	19,646	19,564	319		2	401		2
Stockholders’ common equity	19,718	19,399	19,564	319		2	154		1
Tangible common equity*	$13,333	$13,000	$13,117	$333		3%	$216		2%
Loan-to-deposit ratio (period-end)(2)	99.2%	96.9%	95.8%	222	bps		332	bps
Common equity tier 1 capital ratio(3)	11.6	11.7	12.2
Total capital ratio(3)	15.1%	15.3%	15.5%

[1]	Represents period end unless otherwise noted.
[2]	Includes loans held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019. Ratios also reflect the required U.S. Standardized methodology for calculating RWAs, effective January 1, 2015.

Total assets of $140.1 billion increased $1.9 billion, or 1%, from December 31, 2015, largely reflecting a $1.9 billion increase in loans and leases and a $443 million increase in derivatives, partially offset by an $810 million reduction in the investment portfolio, largely cash and interest-bearing deposits. Total assets increased $3.5 billion, or 3%, from March 31, 2015, reflecting a $6.5 billion increase in loans and leases and a $798 million increase in other assets and derivatives, partially offset by a $4.2 billion decrease in investment portfolio assets, largely cash and interest-bearing deposit positions.

Citizens Financial Group, Inc.

Average interest-earning assets of $126.2 billion in first quarter 2016 increased $2.0 billion, or 2%, from the prior quarter, driven by a $1.2 billion increase in commercial loans and leases and an $839 million increase in retail loans. Commercial loan growth was driven by strength in Mid-corporate and Industry Verticals, Corporate Finance, and Commercial Real Estate. Retail loan growth reflected increases in student, residential mortgages and other loans, offset in part by lower home equity balances. Compared to first quarter 2015, average interest-earning assets increased $4.8 billion, or 4%, driven by commercial loan growth of $3.5 billion and retail loan growth of $2.8 billion, partially offset by a $1.5 billion decrease in investments and interest-bearing deposits. Commercial loan growth was driven by strength in Commercial Real Estate, Corporate Finance, Mid-corporate and Industry Verticals and Franchise Finance. Retail loan growth was driven by strength in student, residential mortgages and auto.

Interest-earning assets				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$25,607	$26,417	$29,786	$(810)	(3)%	$(4,179)	(14)%
Loans and leases
Commercial loans and leases	47,972	46,214	43,982	1,758	4	3,990	9
Retail loans	53,019	52,828	50,512	191	—	2,507	5
Total loans and leases	100,991	99,042	94,494	1,949	2	6,497	7
Loans held for sale, at fair value	365	325	322	40	12	43	13
Other loans held for sale	386	40	54	346	865	332	615
Total loans and leases and loans held for sale	101,742	99,407	94,870	2,335	2	6,872	7

Total period-end interest-earning assets	$127,349	$125,824	$124,656	$1,525	1%	$2,693	2%

Average interest-earning assets
Investments and interest-bearing deposits	$25,548	$25,664	$27,057	$(116)	—	$(1,509)	(6)
Loans and leases
Commercial loans and leases	47,043	45,819	43,506	1,224	3	3,537	8
Retail loans	53,219	52,380	50,446	839	2	2,773	5
Total loans and leases	100,262	98,199	93,952	2,063	2	6,310	7
Loans held for sale, at fair value	306	325	242	(19)	(6)	64	26
Other loans held for sale	49	13	91	36	277	(42)	(46)
Total loans and leases and loans held for sale	100,617	98,537	94,285	2,080	2	6,332	7

Total average interest-earning assets	$126,165	$124,201	$121,342	$1,964	2%	$4,823	4%

Investments and interest-bearing deposits of $25.6 billion as of March 31, 2016 decreased $810 million, or 3%, from December 31, 2015, largely reflecting a reduction in investments, mainly cash. Compared with March 31, 2015, investments and interest-bearing deposits decreased $4.2 billion, or 14%. At the end of first quarter 2016, the average effective duration of the securities portfolio decreased to 2.9 years, compared with 3.5 years at December 31, 2015 and 3.1 years at March 31, 2015, largely reflecting a decrease in interest rates, which increased prepayment speeds. During first quarter 2016, a modest repositioning from lower coupon to higher coupon mortgages resulted in $9 million of securities gains.

Citizens Financial Group, Inc.

Period-end loans and leases of $101.0 billion at March 31, 2016 increased $1.9 billion from $99.0 billion at December 31, 2015 and increased $6.5 billion from $94.5 billion at March 31, 2015. The linked-quarter increase was driven by a $1.8 billion increase in commercial loans and leases and a $191 million increase in retail loans. Commercial loan and lease growth reflected strength in Mid-corporate and Industry Verticals, Commercial Real Estate, and Corporate Finance. Retail loan growth was driven by a $647 million increase in student, partially offset by decreases in home equity outstandings, including continued runoff in the non-core portfolio. During the quarter, we purchased a net $304 million of student loans and transferred $288 million of residential mortgages and $85 million of home equity loans, classified as TDRs, to loans held for sale.

Compared with March 31, 2015, period-end loans and leases increased $6.5 billion, reflecting a $4.0 billion increase in commercial loans and leases and a $2.5 billion increase in retail loans. Commercial loan growth was driven by Commercial Real Estate, Corporate Finance, Mid-corporate and Industry Verticals and Franchise Finance partially offset by Middle Market. Retail loan growth was driven by a $2.2 billion increase in student, a $1.5 billion increase in residential mortgages and a $668 million increase in auto, partially offset by lower home equity outstandings.

Average loans and leases of $100.3 billion increased $2.1 billion from fourth quarter 2015, driven by a $1.2 billion increase in commercial and $839 million increase in retail loans. Commercial loan growth was driven by strength in Mid-corporate and Industry Verticals, Corporate Finance, and Commercial Real Estate. Retail loan growth reflected increases in student, residential mortgages and other loans, offset in part by lower home equity and credit card loans. Results also reflect a $152 million decrease in the non-core loan portfolio.

Compared with first quarter 2015, average loans and leases increased $6.3 billion, or 7%, reflecting a $3.5 billion increase in commercial and a $2.8 billion increase in retail. Commercial loan growth was driven by strength in Commercial Real Estate, Corporate Finance and Mid-corporate and Industry Verticals. Retail loan growth was driven by strength in student, residential mortgages and auto.

Deposits				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Period-end deposits
Demand deposits	$27,186	$27,649	$26,670	$(463)	(2)%	$516	2%
Checking with interest	18,706	17,921	16,738	785	4	1,968	12
Savings	8,748	8,218	8,398	530	6	350	4
Money market accounts	35,513	36,727	34,543	(1,214)	(3)	970	3
Term deposits	12,453	12,024	12,641	429	4	(188)	(1)

Total deposits	$102,606	$102,539	$98,990	$67	—%	$3,616	4%

Average deposits

Total average deposits	$101,981	$101,368	$95,645	$613	1%	$6,336	7%

Period-end total deposits at March 31, 2016 of $102.6 billion increased $67 million from December 31, 2015 as growth in checking with interest, savings and term deposits were partially offset by a decrease in money market and demand deposits. Compared with March 31, 2015, period-end total deposits increased $3.6 billion, or 4%, driven by growth in checking with interest, money market accounts and demand deposits.

Citizens Financial Group, Inc.

First quarter 2016 average deposits of $102.0 billion increased $613 million from fourth quarter 2015, reflecting strength in checking with interest and wholesale deposits, partially offset by a reduction in term and demand deposits. Compared with first quarter 2015, average deposits increased $6.3 billion with particular strength in savings, checking with interest and demand deposits.

Borrowed funds				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$714	$802	$4,421	$(88)	(11)%	$(3,707)	(84)%
Other short-term borrowed funds	3,300	2,630	7,004	670	25	(3,704)	(53)
Long-term borrowed funds	10,035	9,886	3,904	149	2	6,131	157

Total borrowed funds	$14,049	$13,318	$15,329	$731	5	$(1,280)	(8)

Average borrowed funds	$13,873	$12,603	$15,506	$1,270	10%	$(1,633)	(11)%

Total borrowed funds of $14.0 billion at March 31, 2016 increased $731 million from December 31, 2015, largely reflecting the issuance of $750 million of senior debt, a $150 million increase in Federal Home Loan Bank advances and the repurchase of $125 million of subordinated notes. Compared with March 31, 2015, total borrowed funds decreased $1.3 billion as continued growth in deposits reduced the need for borrowings. Average borrowed funds of $13.9 billion increased $1.3 billion from fourth quarter 2015 and decreased $1.6 billion from first quarter 2015.

On March 7, 2016, we repurchased $125 million of subordinated notes and on March 14, 2016, we issued $750 million in bank senior notes.

Capital (1)				1Q16 change from
($s and shares in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Period-end capital
Stockholders’ equity	$19,965	$19,646	$19,564	$319	2%	$401	2%
Stockholders’ common equity	19,718	19,399	19,564	319	2	154	1
Tangible common equity*	13,333	13,000	13,117	333	3	216	2
Tangible common equity per share*	$25.21	$24.63	$23.96	$0.58	2	1.25	5
Common shares - at end of period	528.9	527.8	547.5	1.2	—	(18.6)	(3)
Common shares - average (diluted)	530.4	530.3	549.8	0.2	—%	(19.4)	(4)%
Common equity tier 1 capital ratio (1)(2)	11.6%	11.7%	12.2%
Total capital ratio (1)(2)	15.1	15.3	15.5
Tier 1 leverage ratio (1)(2)	10.4%	10.5%	10.5%

[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019. Ratios also reflect the required U.S. Standardized methodology for calculating RWAs, effective January 1, 2015.

At March 31, 2016, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a CET1 capital ratio of 11.6% and a total capital ratio of 15.1%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite.

Citizens Financial Group, Inc.

Credit quality review				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Nonperforming loans and leases	$1,079	$1,060	$1,136	$19		2%	$(57)		(5)%
Net charge-offs	83	77	54	6		8	29		54
Provision for credit losses	91	91	58	—		—	33		57
Allowance for loan and lease losses	$1,224	$1,216	$1,202	$8		1%	$22		2%
Total nonperforming loans and leases as a % of total loans and leases	1.07%	1.07%	1.20%	—	bps		(13	) bps
Net charge-offs as % of total loans and leases	0.33	0.31	0.23	2	bps		10	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	113.4%	114.6%	105.8%	(121	) bps		768	bps

Credit quality metrics during the quarter remained relatively stable. Nonperforming loans and leases of $1.1 billion at March 31, 2016 increased $19 million from December 31, 2015, as a $203 million decrease in retail loans was more than offset by a $222 million increase in commercial loans, driven by a $210 million increase in the oil and gas portfolio. The decrease in retail nonperforming loans reflects the transfer of $97 million of retail TDRs to held for sale, the reclassification of $77 million residential mortgage loans sponsored by government entities to performing, and broad credit improvement in other retail categories. Nonperforming loans and leases to total loans and leases ratio of 1.07% at March 31, 2016 was stable with 1.07% at December 31, 2015, and decreased 13 basis points from 1.20% at March 31, 2015. Compared with first quarter 2015, nonperforming loans and leases decreased $57 million, or 5%, as an increase in commercial, largely in the oil and gas portfolio, was more than offset by improvement in retail.

Net charge-offs of $83 million, or 33 basis points, of total average loans and leases in first quarter 2016 increased $6 million from $77 million, or 31 basis points, in fourth quarter 2015. Retail product net charge-offs of $74 million were lower than fourth quarter 2015 levels of $80 million. Commercial net charge-offs were $9 million in first quarter 2016, which compares with commercial net recoveries of $3 million in fourth quarter 2015.

Provision for credit losses of $91 million in first quarter 2016 remained stable with fourth quarter 2015. The benefit of a reserve release related to the transfer of $373 million of TDR balances to held for sale, and lower retail charge-offs was more than offset by additional reserves related to the oil and gas portfolio following the Shared National Credit review. First quarter 2016 results include an $8 million reserve build, compared with a $14 million reserve build in fourth quarter 2015. Provision for credit losses increased $33 million from lower first quarter 2015 levels, which included sizable commercial loan recoveries, driven by the factors mentioned above. Total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

Citizens Financial Group, Inc.

Allowance for loan and lease losses of $1.2 billion remained relatively stable compared to fourth quarter 2015 and increased $22 million, or 2%, from first quarter 2015, reflecting a reserve build due to balance sheet growth.

Allowance for loan and lease losses to total loans and leases was 1.21% as of March 31, 2016, compared with 1.23% as of December 31, 2015 and 1.27% as of March 31, 2015. Allowance for loan and lease losses to non-performing loans and leases ratio was 113% as of March 31, 2016, compared with 115% as of December 31, 2015 and 106% as of March 31, 2015.

Additional Segment Detail:

Consumer Banking Segment				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Net interest income	$581	$565	$533	$16		3%	$48		9%
Noninterest income	208	226	219	(18)		(8)	(11)		(5)

Total revenue	789	791	752	(2)		—	37		5
Noninterest expense	616	624	596	(8)		(1)	20		3

Pre-provision profit	173	167	156	6		4	17		11
Provision for credit losses	63	65	63	(2)		(3)	—		—

Income before income tax expense	110	102	93	8		8	17		18
Income tax expense	39	35	32	4		11	7		22

Net income	$71	$67	$61	$4		6%	$10		16%

Average balances
Total loans and leases (1)	$53,744	$52,737	$50,260	$1,007		2%	$3,484		7%
Total deposits	70,871	70,939	67,518	(68)		—%	3,353		5%

Key metrics
ROTCE (2)*	5.6%	5.5%	5.3%	9	bps		29	bps
Efficiency ratio *	78%	79%	79%	(77	) bps		(117	) bps
Loan-to-deposit ratio (period-end) (1)	74.7%	74.5%	72.5%	20	bps		220	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $71 million in first quarter 2016 increased $4 million, or 6%, compared to fourth quarter 2015 as a modest decrease in total revenue was more than offset by a reduction in noninterest expense and lower provision for credit losses. Net interest income increased $16 million, or 3%, from fourth quarter 2015 driven by higher student, mortgage and unsecured consumer loan balances, improved loan yields and lower deposit costs. Noninterest income decreased $18 million, or 8%, from fourth quarter 2015, driven by lower card fees, which included a $7 million card reward accounting change impact and seasonality as well as seasonally lower service charges and fees. Results also reflected lower mortgage banking fees, which decreased $2 million largely reflecting a decrease in mortgage servicing rights valuation and lower origination volume, partially offset by the benefit of higher loan sale gains, improved gain on sale spreads and higher application volumes. Lower trust and investment services fees reflect market volatility and lower sales. Noninterest expense decreased $8 million, or 1%, versus fourth quarter 2015 driven by the card reward accounting change, lower outside services expense and a decrease in regulatory costs, partially offset by seasonally higher salary and employee benefits and higher occupancy expense. First quarter 2016 provision for credit losses of $63 million improved by $2 million, or 3%, versus fourth quarter 2015 driven by lower net charge-offs in auto and home equity, partially offset by higher mortgage net charge-offs.

Citizens Financial Group, Inc.

Compared with first quarter 2015, net income increased $10 million, or 16%, as the benefit of revenue growth was partially offset by an increase in noninterest expense. Net interest income increased $48 million, or 9%, driven by growth in student, mortgage and auto loans, loan yields and growth in lower cost deposits. Noninterest income decreased $11 million, or 5%, reflecting lower mortgage banking income from first quarter 2015 levels, which included higher loan sale gains and a reduction in mortgage servicing rights valuation as well as lower volume and gain on sale spreads. Results also reflect higher service charges and fees, driven by consumer checking account growth, an increase in trust and investment services fees and a reduction in card fees as underlying growth was more than offset of the impact of the card reward accounting change. Noninterest expense increased $20 million, or 3%, driven by higher salaries and employee benefits, outside services and equipment expense, partially offset by the effect of the card reward accounting change, lower insurance and tax expense, and lower credit collection costs. Provision for credit losses was stable with first quarter 2015 as higher net charge-offs in auto and student were offset by lower home equity net charge-offs.

Commercial Banking Segment				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15			1Q15
				$		%	$		%
Net interest income	$300	$301	$276	$(1)		—%	$24		9%
Noninterest income	99	107	100	(8)		(7)	(1)		(1)

Total revenue	399	408	376	(9)		(2)	23		6
Noninterest expense	187	180	173	7		4	14		8

Pre-provision profit	212	228	203	(16)		(7)	9		4
Provision for credit losses	9	(2)	(21)	11		550	30		143

Income before income tax expense	203	230	224	(27)		(12)	(21)		(9)
Income tax expense	70	78	77	(8)		(10)	(7)		(9)

Net income	$133	$152	$147	$(19)		(13)%	$(14)		(10)%

Average balances
Total loans and leases (1)	$43,899	$42,642	$40,241	$1,257		3%	$3,658		9%
Total deposits	24,833	24,600	21,932	233		1%	2,901		13%

Key metrics
ROTCE (2)*	11.2%	12.6%	13.2%	(138	) bps		(196	) bps
Efficiency ratio *	47%	44%	46%	272	bps		73	bps
Loan-to-deposit ratio (period-end) (1)	185.1%	172.6%	177.8%	1,250	bps		730	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $133 million in first quarter 2016 decreased $19 million, or 13%, from fourth quarter 2015, reflecting lower revenues and increased noninterest expense as well as higher provision expense. Net interest income of $300 million was relatively stable with fourth quarter 2015 as the benefit of higher interest rates and loan growth was offset by higher deposit costs and an increase in nonaccrual loans. Average loans and leases increased $1.3 billion led by the Mid-corporate and Industry Verticals, Corporate Finance, and Commercial Real Estate lines of business. Noninterest income decreased $8 million, or 7%, as a rebound in capital markets fees from weaker fourth quarter levels was more than offset by a reduction in interest rate product fees, leasing income and service charges and fees, largely loan prepayment fees. Noninterest expense increased $7 million, or 4%, reflecting seasonally higher salaries and employee benefits and higher occupancy and outside services expense offset by lower other expenses. Provision for credit losses increased $11 million from fourth quarter levels which reflect a $2 million recovery of prior period charge-offs.

Citizens Financial Group, Inc.

Compared to first quarter 2015, net income declined $14 million, or 10%, as a $23 million increase in total revenue was more than offset by a $14 million increase in noninterest expense and $30 million increase in provision for credit losses. Net interest income increased $24 million, or 9%, from first quarter 2015, reflecting a $3.7 billion increase in average loans and leases, deposit growth and improved spreads as well as higher interest rates. Average loan and lease growth was driven by strength in Commercial Real Estate, Franchise Finance, Corporate Finance and Mid-corporate and Industry Verticals lines of business. Noninterest income remained relatively stable with first quarter 2015 as strength in service charges and fees was offset by lower leasing income and foreign exchange and letter of credit fees. Noninterest expense increased $14 million, or 8%, from first quarter 2015, reflecting increased outside services, salaries and employee benefits, and equipment expense partially offset by lower insurance and regulatory costs. Provision for credit losses increased $30 million from first quarter 2015 levels that included $21 million in recoveries of prior period charge-offs.

Other (1)				1Q16 change from
($s in millions)	1Q16	4Q15	1Q15	4Q15		1Q15
				$	%	$	%
Net interest income	$23	$4	$27	$19	475%	$(4)	(15)%
Noninterest income	23	29	28	(6)	(21)	(5)	(18)

Total revenue	46	33	55	13	39	(9)	(16)
Noninterest expense	8	6	41	2	33	(33)	(80)

Pre-provision profit (loss)	38	27	14	11	41	24	171
Provision for credit losses	19	28	16	(9)	(32)	3	19

Income (loss) before income tax expense (benefit)	19	(1)	(2)	20	NM	21	NM
Income tax expense (benefit)	—	(3)	(3)	3	100	3	100

Net income (loss)	$19	$2	$1	$17	NM	$18	NM

Average balances
Total loans and leases (2)	$2,974	$3,158	$3,784	$(184)	(6)%	$(810)	(21)%
Total deposits	6,277	5,829	6,195	448	8%	82	1%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded net income of $19 million in first quarter 2016 compared to net income of $2 million in fourth quarter 2015. The increase was largely driven by higher total revenues and lower provision for credit losses, which included an $8 million reserve build. Net interest income of $23 million increased $19 million from fourth quarter 2015, largely reflecting favorable residual funds transfer pricing, partially offset by higher wholesale funding costs and a lower FRB stock dividend. Noninterest income of $23 million decreased $6 million from fourth quarter 2015, reflecting lower bank-owned life insurance benefits, the impact of a fourth quarter 2015 gain on a subordinated debt redemption and lower securities gains. Noninterest expense increased $2 million, reflecting an increase in incentive compensation. Provision for credit losses of $19 million in first quarter 2016 included an $8 million reserve build, compared with $28 million of provision for credit losses in fourth quarter 2015, which included a $14 million reserve build. Provision for credit losses within other mainly represents the residual change in the consolidated allowance for credit losses after attributing the respective net charge-offs to the Consumer Banking and Commercial Banking segments, while also factoring in net charge-offs related to the non-core portfolio.

Citizens Financial Group, Inc.

Other net income of $19 million in first quarter 2016 increased from net income of $1 million in first quarter 2015 as lower incentive compensation, insurance expense, restructuring charges and special items and favorable residual funds transfer pricing were offset by a lower FRB stock dividend, higher wholesale funding costs and an increase in provision expense, which reflects an $8 million reserve build compared to a $4 million reserve build in first quarter 2015.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:      Jim Hughes - 781.751.5404

Investors: Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 288 8975, conference ID 385661

Webcast/Presentation:	The live webcast will be available at http://investor.citizensbank.com, under Events & Presentations

Replay Information: A replay of the conference call will be available beginning at 10:30 am ET on April 21 through May 21. Please dial (800) 475-6701 and enter access code 385661. The webcast replay will be available at http://investor.citizensbank.com, under Events & Presentations

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $140.1 billion in assets as of March 31, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions.

Citizens Financial Group, Inc.

Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A. and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses.

The non-GAAP measures set forth below include “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense”, “income tax expense”, “net income”, “net income available to common stockholders”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.” In addition, we present computations for “tangible book value per common share”, “return on average tangible common equity”, “return on average total tangible assets”, “efficiency ratio”, “pro forma Basel III fully phased-in common equity tier 1 capital”, “operating leverage”, “noninterest income before accounting change” and “card fee income before accounting change” as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions, except per share data)

		QUARTERLY TRENDS
		1Q16	4Q15	3Q15	2Q15	1Q15
Noninterest income, excluding special items:
Noninterest income (GAAP)		$330	$362	$353	$360	$347
Less: Special items		—	—	—	—	—

Noninterest income, excluding special items (non-GAAP)		$330	$362	$353	$360	$347

Total revenue, excluding special items:
Total revenue (GAAP)	A	$1,234	$1,232	$1,209	$1,200	$1,183
Less: Special items		—	—	—	—	—

Total revenue, excluding special items (non-GAAP)	B	$1,234	$1,232	$1,209	$1,200	$1,183

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	C	$811	$810	$798	$841	$810
Less: Restructuring charges and special items		—	—	—	40	10

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	D	$811	$810	$798	$801	$800

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)		$1,234	$1,232	$1,209	$1,200	$1,183
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)		811	810	798	801	800

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)		$423	$422	$411	$399	$383

Income before income tax expense, excluding restructuring charges and special items:
Income before income tax expense (GAAP)		$332	$331	$335	$282	$315
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		—	—	—	(40)	(10)

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)		$332	$331	$335	$322	$325

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)		$109	$110	$115	$92	$106
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		—	—	—	(15)	(4)

Income tax expense, excluding restructuring charges and special items (non-GAAP)		$109	$110	$115	$107	$110

Net income, excluding restructuring charges and special items:
Net income (GAAP)	E	$223	$221	$220	$190	$209
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	25	6

Net income, excluding restructuring charges and special items (non-GAAP)	F	$223	$221	$220	$215	$215

Net income available to common stockholders (GAAP), excluding restructuring charges and special items:
Net income available to common stockholders (GAAP)	G	$216	$221	$213	$190	$209
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	25	6

Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	H	$216	$221	$213	$215	$215

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,567	$19,359	$19,261	$19,391	$19,407
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.45%	4.51%	4.40%	4.45%	4.49%
Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,567	$19,359	$19,261	$19,391	$19,407
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		3	3	4	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		481	468	453	437	422

Average tangible common equity (non-GAAP)	J	$13,169	$12,948	$12,834	$12,947	$12,948

Return on average tangible common equity (non-GAAP)	G/J	6.61%	6.75%	6.60%	5.90%	6.53%
Return on average tangible common equity, excluding preferred dividends (non-GAAP)	E/J	6.82%	6.75%	6.81%	5.90%	6.53%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	6.61%	6.75%	6.60%	6.67%	6.73%

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions, except per share data)

		QUARTERLY TRENDS
		1Q16	4Q15	3Q15	2Q15	1Q15
Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$138,780	$136,298	$135,103	$135,521	$133,325
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	F/K	0.65%	0.64%	0.65%	0.64%	0.65%
Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$138,780	$136,298	$135,103	$135,521	$133,325
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		3	3	4	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		481	468	453	437	422

Average tangible assets (non-GAAP)	L	$132,382	$129,887	$128,676	$129,077	$126,866

Return on average total tangible assets (non-GAAP)	E/L	0.68%	0.67%	0.68%	0.59%	0.67%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	F/L	0.68%	0.67%	0.68%	0.67%	0.69%
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Efficiency ratio (non-GAAP)	C/A	65.66%	65.76%	66.02%	70.02%	68.49%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	D/B	65.66%	65.76%	66.02%	66.70%	67.65%
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	528,933,727	527,774,428	527,636,510	537,149,717	547,490,812
Common stockholders’ equity (GAAP)		$19,718	$19,399	$19,353	$19,339	$19,564
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		3	3	3	4	5
Add: Deferred tax liabilities related to goodwill (GAAP)		494	480	465	450	434

Tangible common equity (non-GAAP)	N	$13,333	$13,000	$12,939	$12,909	$13,117

Tangible book value per common share (non-GAAP)	N/M	$25.21	$24.63	$24.52	$24.03	$23.96
Net income per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	O	528,070,648	527,648,630	530,985,255	537,729,248	546,291,363
Average common shares outstanding - diluted (GAAP)	P	530,446,188	530,275,673	533,398,158	539,909,366	549,798,717
Net income available to common stockholders (GAAP)	G	$216	$221	$213	$190	$209
Net income per average common share - basic (GAAP)	G/O	0.41	0.42	0.40	0.35	0.38
Net income per average common share - diluted (GAAP)	G/P	0.41	0.42	0.40	0.35	0.38
Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	H	216	221	213	215	215
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	H/O	0.41	0.42	0.40	0.40	0.39
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	H/P	0.41	0.42	0.40	0.40	0.39
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1] :
Common equity tier 1 (regulatory)		$13,570	$13,389	$13,200	$13,270	$13,360
Less: Change in DTA and other threshold deductions (GAAP)		1	2	2	3	3

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	Q	$13,569	$13,387	$13,198	$13,267	$13,357

Risk-weighted assets (regulatory general risk weight approach)		$116,591	$114,084	$112,277	$112,131	$109,786
Add: Net change in credit and other risk-weighted assets (regulatory)		232	244	243	247	242

Basel III standardized approach risk-weighted assets (non-GAAP)	R	$116,823	$114,328	$112,520	$112,378	$110,028

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP) [1]	Q/R	11.6%	11.7%	11.7%	11.8%	12.1%

[1]	Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Excluding restructuring charges and special items)

($s in millions)

	QUARTERLY TRENDS
	1Q16	4Q15	3Q15	2Q15	1Q15
Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	$425	$402	$404	$411	$419
Less: Restructuring charges and special items	—	(2)	—	6	(1)

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	$425	$404	$404	$405	$420

Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	$91	$104	$89	$99	$79
Less: Restructuring charges and special items	—	2	—	16	8

Outside services, excluding restructuring charges and special items (non-GAAP)	$91	$102	$89	$83	$71

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	$76	$74	$75	$90	$80
Less: Restructuring charges and special items	—	—	—	15	2

Occupancy, excluding restructuring charges and special items (non-GAAP)	$76	$74	$75	$75	$78

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	$65	$67	$62	$65	$63
Less: Restructuring charges and special items	—	—	—	—	1

Equipment expense, excluding restructuring charges and special items (non-GAAP)	$65	$67	$62	$65	$62

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	$115	$125	$133	$139	$133
Less: Restructuring charges and special items	—	—	—	3	—

Other operating expense, excluding restructuring charges and special items (non-GAAP)	$115	$125	$133	$136	$133

Restructuring charges and special expense items include:
Restructuring charges	$—	$—	$—	$25	$1
Special items	—	—	—	15	9

Restructuring charges and special expense items before income tax expense	$—	$—	$—	$40	$10

		QUARTERLY TRENDS					1Q16 vs 4Q15	1Q16 vs 1Q15
		1Q16	4Q15	3Q15	2Q15	1Q15	% Change	% Change
Operating leverage:
Total revenue (GAAP)	A	$1,234	$1,232	$1,209	$1,200	$1,183	0.2%	4.3%
Noninterest expense (GAAP)	C	$811	$810	$798	$841	$810	0.1%	0.1%

Operating leverage (GAAP)							0.0%	4.2%

Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	B	$1,234	$1,232	$1,209	$1,200	$1,183	0.2%	4.3%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	D	$811	$810	$798	$801	$800	0.1%	1.4%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)							0.0%	2.9%

							1Q16 vs 1Q15	1Q16 vs 1Q15
							$ Change	% Change
Noninterest income:
Noninterest income (GAAP)		$330				$347	($17)	(5)%
Add: Reward accounting change		7				—	7	NM

Noninterest income, before accounting change (non-GAAP)		$337				$347	($10)	(3)%

Card fee income:
Card fees (GAAP)		$50				$52	($2)
Add: Reward accounting change		7				—	7

Card fee income, before accounting change (non-GAAP)		$57				$52	$5

Citizens Financial Group, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS - SEGMENTS

(dollars in millions)

		THREE MONTHS ENDED MARCH 31,				THREE MONTHS ENDED DECEMBER 31,				THREE MONTHS ENDED SEPTEMBER 30,
		2016				2015				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$71	$133	$19	$223	$67	$152	$2	$221	$68	$145	$7	$220
Less: Preferred stock dividends		—	—	7	7	—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$71	$133	$12	$216	$67	$152	$2	$221	$68	$145	$—	$213

Return on average tangible common equity:
Average common equity (GAAP)		$5,089	$4,790	$9,688	$19,567	$4,831	$4,787	$9,741	$19,359	$4,791	$4,722	$9,748	$19,261
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	3	3	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	481	481	—	—	468	468	—	—	453	453

Average tangible common equity (non-GAAP)	C	$5,089	$4,790	$3,290	$13,169	$4,831	$4,787	$3,330	$12,948	$4,791	$4,722	$3,321	$12,834

Return on average tangible common equity (non-GAAP):	B/C	5.59%	11.19%	NM	6.61%	5.50%	12.57%	NM	6.75%	5.67%	12.24%	NM	6.60%
Return on average total tangible assets:
Average total assets (GAAP)		$55,116	$45,304	$38,360	$138,780	$54,065	$43,835	$38,398	$136,298	$53,206	$43,113	$38,784	$135,103
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3	—	—	3	3	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	481	481	—	—	468	468	—	—	453	453

Average tangible assets (non-GAAP)	D	$55,116	$45,304	$31,962	$132,382	$54,065	$43,835	$31,987	$129,887	$53,206	$43,113	$32,357	$128,676

Return on average total tangible assets (non-GAAP)	A/D	0.52%	1.18%	NM	0.68%	0.49%	1.37%	NM	0.67%	0.51%	1.34%	NM	0.68%
Efficiency ratio:
Noninterest expense (GAAP)	E	$616	$187	$8	$811	$624	$180	$6	$810	$623	$175	$—	$798
Net interest income (GAAP)		581	300	23	904	565	301	4	870	556	299	1	856
Noninterest income (GAAP)		208	99	23	330	226	107	29	362	235	100	18	353

Total revenue	F	$789	$399	$46	$1,234	$791	$408	$33	$1,232	$791	$399	$19	$1,209

Efficiency ratio (non-GAAP)	E/F	78.08%	46.74%	NM	65.66%	78.85%	44.02%	NM	65.76%	78.72%	43.75%	NM	66.02%

		THREE MONTHS ENDED JUNE 30,				THREE MONTHS ENDED MARCH 31,
		2015				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$66	$135	($11)	$190	$61	$147	$1	$209
Less: Preferred stock dividends		—	—	—	—	—	—	—	—

Net income available to common stockholders	B	$66	$135	($11)	$190	$61	$147	$1	$209

Return on average tangible common equity:
Average total assets (GAAP)		$4,681	$4,625	$10,085	$19,391	$4,649	$4,526	$10,232	$19,407
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437	—	—	422	422

Average tangible common equity (non-GAAP)	C	$4,681	$4,625	$3,641	$12,947	$4,649	$4,526	$3,773	$12,948

Return on average tangible common equity (non-GAAP):	B/C	5.66%	11.69%	NM	5.90%	5.30%	13.15%	NM	6.53%
Return on average total tangible assets:
Average total assets (GAAP)		$52,489	$42,617	$40,415	$135,521	$51,602	$41,606	$40,117	$133,325
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437	—	—	422	422

Average tangible assets (non-GAAP)	D	$52,489	$42,617	$33,971	$129,077	$51,602	$41,606	$33,658	$126,866

Return on average total tangible assets (non-GAAP)	A/D	0.51%	1.27%	NM	0.59%	0.48%	1.43%	NM	0.67%
Efficiency ratio:
Noninterest expense (GAAP)	E	$613	$181	$47	$841	$596	$173	$41	$810
Net interest income (GAAP)		544	286	10	840	533	276	27	836
Noninterest income (GAAP)		230	108	22	360	219	100	28	347

Total revenue	F	$774	$394	$32	$1,200	$752	$376	$55	$1,183

Efficiency ratio (non-GAAP)	E/F	79.25%	46.07%	NM	70.02%	79.25%	46.01%	NM	68.49%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	management’s ability to identify and manage these and other risks; and

Citizens Financial Group, Inc.

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by RBS.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

Note: Percentage changes, per share amounts, and ratios presented in this document are calculated using whole dollars.

CFG-IR